August 2012 Preliminary Terms No. 288 Registration Statement No. 333-178081 Dated August 8, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due August    , 2019
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

The securities offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.  The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of the Russell 2000® Index is at or above the barrier level on the related observation date.  However, if the index closing value is less than the barrier level on any observation date, we will pay no interest for the related quarterly period.  In addition, the securities will be automatically redeemed if the index closing value is greater than or equal to the initial index value on any annual redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent quarterly coupon.  If the securities have not previously been redeemed and the final index value is greater than or equal to the barrier level, the payment at maturity will also be the sum of the stated principal amount and the related contingent quarterly payment.  However, if the final index value is less than the barrier level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payment.  The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at an above-market rate in exchange for the risk of receiving no quarterly interest over the 7-year term and in exchange for the possibility of an automatic early redemption prior to maturity.  Investors will not participate in any appreciation of the Russell 2000® Index. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August , 2012
Original issue date:	August , 2012 (3 business days after the pricing date)
Maturity date:	August , 2019
Early redemption:
If, on any redemption determination date, beginning on the third business day preceding August    , 2013, the index closing value is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:
The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent quarterly coupon with respect to the related observation date.

Redemption determination dates:	Annually, on the third business day preceding each scheduled early redemption date, subject to postponement for non-index business days and certain market disruption events.
Early redemption date:
Annually, on the     day of each August, beginning August    , 2013 and ending August    , 2018; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final observation date
Contingent quarterly coupon:
A contingent coupon of 8.30% to 10.30% per annum will be paid on the securities on each coupon payment date but only if the index closing value of the underlying index is at or above the barrier level on the related observation date.  The actual contingent quarterly coupon will be determined on the pricing date.
If on any observation date, the index closing value is less than the barrier level, we will pay no coupon for the applicable quarterly period.  It is possible that the underlying index will remain below the barrier level for extended periods of time or even throughout the entire 7-year term of the securities so that you will receive no contingent quarterly coupons.

Barrier level:	, which is equal to 50% of the initial index value
Coupon payment dates:
Quarterly, on the    day of each February, May, August and November, beginning November    , 2012; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day

Observation dates:
The third business day preceding each scheduled coupon payment date, beginning with the November    , 2012 coupon payment date, subject to postponement for non-index business days and certain market disruption events.  We also refer to August    , 2019 as the final observation date.

Payment at maturity:
•  If the final index value is greater than or equal to the barrier level: (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final observation date
•  If the final index value is less than the barrier level: (i) the stated principal amount multiplied by (ii) the index performance factor

Index performance factor:	Final index value divided by the initial index value
CUSIP:	617482X33
ISIN:	US617482X335
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$35	$965
Total	$	$	$
(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $35 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for Auto-Callable Securities dated November 21, 2011	Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due August    , 2019
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

Investment Summary

Contingent Income Auto-Callable Securities

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due August    , 2019 (the “securities”) do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of the Russell 2000® Index is at or above 50% of the initial index value, which we refer to as the barrier level, on the related observation date.  If the index closing value is less than the barrier level on any observation date, we will pay no coupon for the related quarterly period.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the entire 7-year term of the securities so that you will receive no contingent quarterly coupons during that period.  We refer to these coupons as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date.  Even if the underlying index were to be at or above the barrier level on some quarterly observation dates, it may fluctuate below the barrier level on others.  In addition, if the final index value is less than the barrier level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payment.

Maturity:	Approximately 7 years

Payment at maturity:
If the final index value is less than the barrier level, investors will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Contingent quarterly coupon:
A contingent coupon of 8.30% to 10.30% per annum will be paid on the securities on each coupon payment date but only if the closing value of the underlying index is at or above the barrier level on the related observation date.  The actual contingent quarterly coupon will be determined on the pricing date.

If on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable quarterly period.

If the index closing level is greater than or equal to the initial index value on any annual redemption determination date, beginning on the third business day preceding August    , 2013, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related observation date.  If the securities have not previously been redeemed and the final index value is greater than or equal to the barrier level, the payment at maturity will also be the sum of the stated principal amount and the related contingent quarterly payment.  However, if the final index value is less than the barrier level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due August    , 2019
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

Key Investment Rationale

The securities do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of the Russell 2000® Index is at or above the barrier level on the related observation date.  The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments for the entire 7-year term of the securities in exchange for an opportunity to earn interest at a potentially above market rate if the Russell 2000® Index closes at or above the barrier level on each quarterly observation date unless the securities are redeemed early.  The following scenarios are for illustration purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur and, accordingly, the securities may or may not be redeemed, the contingent coupon may be payable in some but not all of the quarterly periods during the 7-year term of the securities and the payment at maturity may be less than 50% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity, and coupons are paid some, but not all, quarterly periods
This scenario assumes that, prior to early redemption, the underlying index closes at or above the barrier level on some quarterly observation dates but below the barrier level on the others.  Investors receive the contingent quarterly coupon for the quarterly periods that the index closing value is at or above the barrier level on the related observation date.

When the underlying index closes greater than or equal to the initial index value on a annual redemption determination date, the securities will be automatically redeemed as described in scenario 1.

Scenario 2: The securities are not redeemed prior to maturity, coupons are paid for some, but not all, quarterly interest periods and the payment at maturity is equal to the stated principal amount plus the contingent quarterly coupon with respect to the final observation date

This scenario assumes that the underlying index closes at or above the barrier level on some quarterly observation dates (including the final observation date) and below the barrier level on the others and the underlying index closes below the initial index value on every annual redemption determination date.  Investors receive the contingent quarterly coupon for the quarterly periods that the index closing value is at or above the barrier level on the related observation date.  At maturity, in addition to the contingent quarterly coupon with respect to the final observation date, if any, investors will receive the stated principal amount.

Scenario 3: The securities are not redeemed prior to maturity, coupons are paid for some, but not all, quarterly interest periods and investors suffer a substantial loss of principal at maturity
This scenario assumes that the underlying index closes at or above the barrier level on some quarterly observation dates (but not the final observation date) and below the barrier level on the others and the underlying index closes below the initial index value on every annual redemption determination date.  Investors receive the contingent quarterly coupon for the quarterly periods that the index closing value is at or above the barrier level on the related observation date.  At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor, which will be less than 50% of the stated principal amount and could be zero.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due August    , 2019
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value on each redemption determination date and related observation date and (2) the final index value.

Diagram #1: First Six Redemption Determination Dates

Diagram #2:  Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

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With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent quarterly coupon will be determined on each quarterly observation date, whether the securities are redeemed prior to maturity will be determined on each annual redemption determination date and the payment at maturity will be determined by reference to the index closing value on the final observation date.  The actual initial index value and barrier level will be determined on the pricing date.  All payments on the securities, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Hypothetical Initial Index Value:	800
Hypothetical Barrier Level:	400, which is 50% of the initial index value
Hypothetical Contingent Quarterly Coupon:
A contingent coupon of 9.30% per annum (corresponding to $23.25 per quarter) will be paid on each coupon payment date but only if the closing value of the underlying index is at or above the barrier level on the related observation date.

Stated Principal Amount:	$1,000

In Example 1, the index closing value of the underlying index is greater than or equal to the initial index value on one of the annual redemption determination dates (beginning on the third business day preceding August    , 2013).  Because the index closing value is greater than or equal to the initial index value on such a date, the security is automatically redeemed on the related early redemption date.  In Examples 2, 3, and 4, the index closing value is less than the initial index value on all of the redemption determination dates, and, consequently, the security is not automatically redeemed prior to, and remains outstanding until, maturity.

Example 1—The security is automatically redeemed following the annual redemption determination date in August 2017, as the index closing value is equal to the initial index value on such redemption determination date.  The underlying index declines substantially and the index closing value is at or above the barrier level on only 5 of the 19 quarterly observation dates prior to (and excluding) the observation date immediately preceding the early redemption.  Therefore, you would receive the contingent quarterly coupons with respect to those 5 observation dates prior to (and excluding) the observation date immediately preceding the early redemption, totaling $23.25 × 5 = $116.25.  The underlying index in this example, however, recovers and the index closing value is equal to the initial index value on the redemption determination date in August 2017.  Upon early redemption, the early redemption payment calculated as $1,000 + $23.25 = $1,023.25.

The total payment over the term of the securities is $116.25 + $1,023.25 = $1,139.50.

Example 2—The security is not redeemed prior to maturity, as the index closing value is less than the initial index value on all annual redemption determination dates.  The index closing value is at or above the barrier level on all 28 quarterly observation dates including the final observation date.  Therefore, you would receive (i) the contingent quarterly coupons with respect to the 27 observation dates prior to (and excluding) the final observation date, totaling $23.25 × 27 = $627.75 and (ii) the payment at maturity calculated as $1,000 + $23.25 = $1,023.25.

The total payment over the term of the securities is $627.75 + $1,023.25 = $1,651.

Example 3—The security is not redeemed prior to maturity, as the index closing value is less than the initial index value on all annual redemption determination dates.  The index closing value is at or above the barrier level on 7 out of the 15 quarterly observation dates prior to (and excluding) the final observation date and is at or above the barrier level on the final observation date.  Therefore, you would receive (i) the contingent quarterly coupons with respect to those 7 observation dates prior to (and excluding) the final observation date, totaling $23.25 × 7 = $162.75 and (ii) the payment at maturity calculated as $1,000 + $23.25 = $1,023.25.

The total payment over the term of the securities is $162.75 + $1,023.25 = $1,186.

Example 4—The security is not redeemed, as the index closing value is less than the initial index value on all annual redemption determination dates.  The index closing value is below the barrier level on all of the quarterly observation dates including the final observation date on which the index closing value is 250.  Therefore, you would receive (i) no contingent quarterly coupons and (ii) the payment at maturity calculated as $1,000 × 250 / 800 = $312.50.

The total payment over the term of the securities is $0 + $312.50 = $312.50.

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With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

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The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of any of the principal amount at maturity.  If the securities have not been automatically redeemed prior to maturity and if the final index value is less than the barrier level of 50% of the initial index value, you will be exposed to the decline in the closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor.  In this case, the payment at maturity will be less than 50% of the stated principal amount and could be zero.

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The securities do not provide for the regular payment of interest.  The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest during the entire 7-year term of the securities.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of the Russell 2000® Index is at or above 50% of the initial index value, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value is lower than the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the entire 7-year term of the securities so that you will receive no contingent quarterly coupons.  If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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The contingent coupon, if any, is based only on the value of the underlying index on the related quarterly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant quarterly observation date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on quarterly observation dates, if the closing value of the underlying index on any observation date is below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

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Investors will not participate in any appreciation in the underlying index.  Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the securities will be limited to the contingent quarterly coupon that is paid with respect to each observation date on which the index closing value is greater than or equal to the barrier level, if any.

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Early redemption risk. The term of your investment in the securities may be limited to as short as one year by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the Russell 2000® Index,

o	whether the index closing value of the Russell 2000® Index has been below the barrier level on any observation date,

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due August    , 2019
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the Russell 2000® Index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the Russell 2000® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the value of the Russell 2000® Index at the time of sale is below the barrier level or if market interest rates rise.

You cannot predict the future performance of the Russell 2000® Index based on its historical performance.  The value of the underlying index may decrease and be below the barrier level on each observation date so that you will receive no return on your investment and lose more than 50% or all of your initial investment in the securities.  There can be no assurance that the closing value of the underlying index will be at or above the barrier level on any observation date so that you will receive a coupon payment on the securities for the applicable interest period.  See “Russell 2000® Index Overview” beginning on page 10.

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The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index, the underlying index, consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 7-year term of the securities.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due August    , 2019
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the securities could potentially increase the initial index value and, as a result, increase the barrier level and affect whether the underlying index closes at or above (i) the barrier level on the observation dates and, accordingly, whether we pay a contingent quarterly coupon on the securities and, with respect to the final observation date, whether you are exposed to the negative performance of the underlying index at maturity or (ii) the initial index level on the redemption determination dates and accordingly, whether the securities are redeemed prior to maturity for the early redemption payment.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value and the barrier level, whether you receive a contingent quarterly coupon on each coupon payment date and/or at maturity and whether the securities will be redeemed on any early redemption date.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the securities on the applicable coupon payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the barrier level.

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The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly coupon paid to Non-U.S. Holders generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on August 7, 2012:

Bloomberg Ticker Symbol:	RTY	52 Week High (on 3/26/2012):	846.13
Current Index Value:	801.34	52 Week Low (on 10/3/2011):	609.49
52 Weeks Ago:	714.63

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2007 through August 7, 2012.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on August 7, 2012 was 801.34.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Underlying Index Daily Closing Values January 1, 2007 to August 7, 2012

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Russell 2000® Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.7
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter (through August 7, 2012)	818.49	767.75	801.34

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Quarterly
Record date:
The record date for each fixed or coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Barrier level:	The accompanying product supplement refers to the barrier level as the “trigger level.”
Day count convention:	30/360
Alternate exchange calculation in the case of an event of default
The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement:

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities (the “acceleration amount”) shall be determined by the calculation agent and shall be an amount in cash equal to the payment at maturity calculated as if the date of acceleration were the final observation date plus any accrued but unpaid portion of the contingent quarterly coupon applicable to the then current interest period.  If applicable, the portion deemed to have accrued shall be based on the number of days that have elapsed, calculated on a 30/360 basis, from and including the previous coupon payment date to but excluding the date of acceleration.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the securities, if any, as promptly as possible and in no event later than two business days after the date of acceleration.

Postponement of coupon payment dates (including the maturity date) and early redemption date
If any observation date or redemption determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date) or early redemption date, as applicable, the coupon payment date (or the maturity date) or the early redemption date will be postponed to the second business day following that observation date or redemption date as postponed, and no adjustment will be made to any coupon payment or early redemption payment made on that postponed date.

Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•      will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a

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holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;

•      insurance companies;

•      certain dealers and traders in securities, commodities or foreign currencies;

•      investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•      regulated investment companies;

•      real estate investment trusts;

•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; and

•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state

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thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Coupon.  Any contingent quarterly coupon on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly coupon, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange, early redemption or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to

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the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;

•      a foreign corporation; or

•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•      certain former citizens or residents of the United States; or

•      a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly coupon made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

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Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent quarterly coupon and may be filed with the IRS in connection with the payment at maturity on the securities and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value and, as a result, increase the barrier level and affect whether the underlying index closes at or above (i) the barrier level on the observation dates and, accordingly, whether we pay a quarterly contingent coupon on the securities and, with respect to the final observation date, whether you are exposed to the negative performance of the underlying index at maturity or (ii) the initial index level on the redemption determination dates and accordingly, whether the securities are redeemed prior to maturity for the early redemption payment.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions

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resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

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(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $35 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 21, 2011

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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